Exhibit 99.1 Press Release

Chembio Introduces Dual Path Platform

Innovative Technology for Rapid Diagnostic Tests

MEDFORD, N.Y. - May 2, 2006 - Chembio Diagnostics, Inc. (OTCBB:CEMI) has developed a Dual Path Platform (DPP) technology for rapid diagnostic tests that offers significant advantages over the lateral flow technology used in commercially available rapid diagnostic tests. The Company announced in March 2005 that it had filed a patent application with the United States Patent and Trademark Office (USPTO) for the technology, and since then, has filed in several other foreign jurisdictions worldwide.

Javan Esfandiari, Vice President of Research and Development, will present the Company’s DPP technology at the International Symposium on Immunobiologicals and Human Health. The Symposium’s strategic objective is to fast-track, on a global basis, new technologies believed to be capable of positively influencing healthcare concerns. The Symposium, which will be held in Rio de Janeiro, Brazil on May 2-4, 2006, is sponsored by Bio-Manguinhos/Fiocruz. Additional information regarding it can be found at www.bio.fiocruz.br/simposio/index_en.html.

Chembio has completed feasibility studies on a number of rapid test applications utilizing DPP technology for HIV, Tuberculosis (TB) and other diseases. These studies confirm the advantages of DPP technology over single-path lateral flow designs commonly employed today.

Mr. Esfandiari commented, “The independent flow paths for DPP sample and conjugate assays increase the efficiency of antibody binding to the immobilized test antigen. This leads to improved sensitivity in several of the different assays currently being developed. The sample delivery efficiency for all sample types has also been substantially improved via DPP. This will facilitate the development of new rapid tests using oral fluids, for example.”  Sample Delivery For All Sample Types Improved Blood, Serum, Oral Fluid, Sputum, Feces & Urine"

The Company further believes that DPP technology will be useful for detecting TB in patients that are co-infected with HIV, so that a combination HIV/TB test can be developed. With an estimated 9 million new cases and 2 million deaths each year, the global healthcare community must confront one of its greatest humanitarian and economic development challenges in this current TB epidemic. The Global Plan to Stop TB (www.stoptb.org/globalplan/) intends to expand access to quality TB treatment and has a goal of treating 50 million people. Detection of active TB will be done with diagnostic tests at the point of care. The tests must be sensitive, rapid, and cost effective.

Lawrence Siebert, President and CEO of Chembio, commented, “We believe that our Dual Path Platform is an extremely valuable technology, and that we will be able to both develop new tests using the technology as well as license the technology to other companies for use in their tests.”

ABOUT CHEMBIO
Chembio Diagnostics, Inc. possesses expertise in the development and manufacture of rapid diagnostic tests for various infectious diseases. Chembio is on the frontline of the global battle against the devastating AIDS pandemic. This battle, to which the United States alone has pledged $15 billion in international aid, is the impetus behind Chembio’s development of rapid HIV tests. Because rapid tests can detect HIV antibodies within minutes, the massive prevention and treatment programs that are now scaling up can be much more effective by providing results for earlier treatment. Chembio is one of four recommended global rapid HIV test suppliers under the Clinton HIV/AIDS Initiative (www.clintonfoundation.org), and two of its rapid HIV tests are pending FDA approval. The Company also manufactures additional rapid tests that it has developed for other deadly diseases, including human and veterinary Tuberculosis and Chagas Disease. References to Chembio Diagnostics, Inc. may actually refer to Chembio Diagnostic Systems, Inc., the wholly owned subsidiary of Chembio Diagnostics, Inc. Chembio is located at 3661 Horseblock Road, Medford, NY 11763. For additional information please visit www.chembio.com.

FORWARD-LOOKING STATEMENTS
Statements contained herein that are not historical facts may be forward-looking statements within the meaning of the Securities Act of 1933, as amended. Forward-looking statements include statements regarding the intent, belief or current expectations of the Company and its management. Such statements are estimates only, as the Company has not completed the preparation of its financial statements for those periods, nor has its auditor completed the audit of those results. Actual revenue may differ materially from those anticipated in this press release. Such statements reflect management's current views, are based on certain assumptions and involve risks and uncertainties. Actual results, events, or performance may differ materially from the above forward-looking statements due to a number of important factors, and will be dependent upon a variety of factors, including, but not limited to Chembio's ability to obtain additional financing, to obtain regulatory approvals in a timely manner, and the demand for Chembio's products. Chembio undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the date hereof or to reflect any change in Chembio's expectations with regard to these forward-looking statements or the occurrence of unanticipated events. Factors that may impact Chembio's success are more fully disclosed in Chembio's most recent public filings with the U.S. Securities and Exchange Commission.

Contact: Vince Daniels/James Carbonara
The Investor Relations Group 212-825-3210